                                                                Exhibit 10.16(a)

         INDEX TO CHAIFA INVESTMENT, LIMITED PRODUCT LICENSE AGREEMENT
         -------------------------------------------------------------

THE SCHEDULE


PARAGRAPH                                                     PAGE NO.
- ---------                                                     --------
1.   GRANT OF LICENSE
     a.   Grant                                                  l - 2
     b.   Term                                                       2
     c.   Minimum Net Sales                                          2
     d.   License Year and License Quarter                           2
     e.   Territory                                                  3

2.   COVENANTS OF LICENSEE
     a.   Use                                                    3 - 4
     b.   Best Efforts                                               4
     c.   Royalties
            (i) Guaranteed Royalties                                 4
           (ii) Earned Royalties                                     4
          (iii) Interest                                             5
     d.   Statements                                             5 - 6
     e.   Payments                                               6 - 7
     f.   Records and Audit                                          7
     g.   Expenses of Conducting Examinations                    7 - 8
     h.   Product Quality                                            8
     i.   Submission of Samples of Products,
           Wrapping Materials and Related
           Materials                                             8 - 9
     j.   Preservation of Trademarks and Copyrights                  9
     k.   Submission of Manufactured Samples,
           Wrapping Materials and Related
           Materials and Permission to Inspect                 10 - 11
     l.   List of Sources and Customers                             11
     m.   Inventory                                            11 - 12
     n.   Trademarks and Non-Competitive Brands                     12
     o.   Indemnification by Licensee                               13
     p.   Title and Protection                                 13 - 14
     q.   Advertising Expenditures                                  14

3.   ADDITIONAL COVENANTS OF THE PARTIES
     a.   Reservation of Rights                                     15
     b.   Rights of Licensor                                        15
     c.   Rights of Licensee                                        16

4.   TITLE AND PROTECTION
     a.   Indemnification by Licensor                               16
     b.   Enforcement                                          16 - 17

         INDEX TO CHAIFA INVESTMENT, LIMITED PRODUCT LICENSE AGREEMENT
         -------------------------------------------------------------

                                  (Continued)


PARAGRAPH                                                     PAGE NO.
- ---------                                                     --------
5.   RELATIONSHIP BETWEEN THE PARTIES
     a.   No Joint Venture                                          17
     b.   Assignment                                           17 - 18

6.   SUBLICENSING

7.   DEFAULTS AND RIGHTS OF TERMINATION
     a.   Defaults and Right to Cure                                18
     b.   Bankruptcy or Assignment for Creditors,
           Business Discontinuance                                  18
     c.   Loss of Trademark Rights                                  18
     d.   Impossible Performance                                    19

8.   TERMINATION OR EXPIRATION
     a.   Effect of Termination or Expiration                       19
     b.   Reserved Rights                                           19
     c.   Inventory                                            19 - 20
     d.   Continued Sales After Termination or
           Expiration                                               20
     e.   Equitable Relief                                          20
     f.   Continuity of Sales                                  20 - 21
     g.   Guaranteed Royalties                                      21

9.   NOTICES                                                        21

10.  INVALIDITY                                                21 - 22

11.  CONSENTS AND APPROVALS                                         22

12.  APPLICABLE LAW                                                 22

13.  BROKER                                                         22

14.  TITLES                                                         22

15.  ENTIRE AGREEMENT                                          22 - 23

THE SCHEDULE referred to in the Agreement dated as of September 26, 1989

S.1. THE LICENSOR: Playboy Enterprises, Inc.
                   919 North Michigan Avenue
                   Chicago, Illinois 60611

S.2. THE LICENSEE: Chaifa Investment, Limited
                   Unit 1, 17/F, Westlands Centre
                   20 Westlands Road, Quarry Bay
                   Hong Kong

S.3. THE LICENSED TRADEMARKS: PLAYBOY, PLAYMATE and
                              RABBIT HEAD DESIGN

S.4. THE TYPE OF LICENSE: Exclusive

S.5. THE USE OF THE TRADEMARKS: Design, manufacture, advertise, sell and distribute

S.6. THE PRODUCTS:  Men's and ladies' underwear, swimwear, socks, robes, pajamas, outerwear, shirts, activewear, jeans, and jeanswear, suits, belts, scarves, small leather goods, hankies, ties, hats, caps, wristbands, headbands and totebags (but specifically excluding footwear) ALL SPECIFIC PRODUCTS PRODUCED UNDER THESE GENERAL PRODUCT CATEGORY HEADINGS TO BE APPROVED OF BY LICENSOR FROM TIME TO TIME.

S.7. THE TERRITORY: Hong Kong

S.8. Initial Term
     ------------

     THE COMMENCEMENT DATE: October 1, 1989

     THE EXPIRATION DATE: September 30, 1994

     Extended Term (if applicable):
     -----------------------------

     October 1, 1994 - September 30, 1999

S.9.  THE GUARANTEED ROYALTY:

      $100,000.00 (U.S.) per each License Year (including each License Year of the Extended Term, if applicable).

S.10. THE EARNED ROYALTY:

      Five percent (5%) of net sales (as defined in Paragraph 2.d.(ii) of the agreement) of the Products.

S.ll. THE MINIMUM NET SALES:

      Initial Term:
      ------------

      1st License Year (10/1/89 - 9/30/90) - HK$20,000,000.00
      2nd License Year (10/1/90 - 9/30/91) - HK$25,000,000.00
      3rd License Year (10/1/91 - 9/30/92) - HK$30,000,000.00
      4th License Year (10/1/92 - 9/30/93) - HK$40,000,000.00
      5th License Year (10/1/93 - 9/30/94) - HK$50,000,000.00

      Extended Term (if applicable):
      -----------------------------

      The Minimum Net Sales in each and every License Year of the Extended Term (if applicable) shall be HK $50,000.00.

S.12. THE ADDRESS WHERE BOOKS KEPT: See S.2

                                       PLAYBOY ENTERPRISES, INC.
                                              (LICENSOR)

                                       By  /s/ W. Stokkan
                                         ---------------------

                                       CHAIFA INVESTMENT, LIMITED
                                               (LICENSEE)

                                          For and on behalf of
                                          CHAIFA INVESTMENT LIMITED


                                       By /s/ John Chan Chun Tung
                                         ---------------------------------------
                                              Authorized Signature

                               LICENSE AGREEMENT
                               -----------------

     This agreement is made as of the 26th day of September, 1989, between the corporation described in Paragraph S.1. of the Schedule attached hereto and made a part hereof (hereinafter called "Licensor") and the corporation described in Paragraph S.2. of the Schedule (hereinafter called "Licensee").

     WHEREAS, Licensor has certain rights to the trademark PLAYBOY and other trademarks identified in Paragraph S.3. of the Schedule (hereinafter collectively referred to as the "Trademarks");

     WHEREAS, Licensee recognizes that the Trademarks have been used:

          a. in an internationally distributed magazine (Playboy) published by Licensor or its subsidiaries, affiliates or licensees;

          b. in widespread advertising, publicity, broadcasting and telecasting and allied fields by Licensor, its subsidiaries and affiliates;

          c. in promotional and advertising material in diverse businesses by Licensor, its subsidiaries and affiliates;

          d. in the manufacture, advertisement, distribution and sale world-wide of a broad range of consumer products including, but not limited to, jewelry, clothing, footwear, leather goods, audio and visual recordings, and personal health, home and automotive articles and accessories;

     WHEREAS, the parties hereto desire that Licensor grant to Licensee a license to use the Trademarks in the design, manufacture, advertising and sale of "Products" (as hereinafter defined);

     NOW, THEREFORE, in consideration of the mutual promises herein contained, it is mutually aqreed as follows:

     1.   GRANT OF LICENSE.
          ----------------

          a. Grant: Upon and subject to the terms and conditions hereinafter set forth, Licensor hereby grants to Licensee, and Licensee hereby accepts the right, license and privilege specified in Paragraph S.4. of the Schedule, of using the Trademarks in connection with, and only with, the use, specified in Paragraph S.5. of the Schedule, of specifically designated and approved articles of merchandise specified in Paragraph S.6. of the Schedule (such articles of merchandise bearing the Trademarks are hereinafter collectively referred to as the "Products") in the territory specified in Paragraph

S.7. of the Schedule (hereinafter called the "Territory"). Such right, license and privilege is hereinafter called the "License."

     b.   Term:
          ----

          (i) The term of the License shall commence on the date specified in Paragraph S.8. of the Schedule (hereinafter called "Commencement Date") and shall expire on the date specified in Paragraph S.8. of the Schedule, unless sooner terminated as provided under this agreement.

          (ii) See ADDENDUM.

     c. Minimum Net Sales: Anything in this agreement to the contrary notwithstanding, if Licensee's "net sales", as hereinafter defined, in any License Year shall be less than the Minimum Net Sales specified in Paragraph S.ll. of the Schedule for such License Year, then Licensor shall have the right at any time to either (i) declare this License to be a non-exclusive License thereby giving Licensor the right to either itself design, manufacture, advertise, distribute and sell the Products or grant non-exclusive licenses to other parties to design, manufacture, advertise, distribute and sell the Products; or (ii) terminate the License herein granted by notifying Licensee of its election to terminate within thirty (30) days after Licensor's receipt of the statement for such License Year for which Minimum Net Sales were not attained. Such declaration of non-exclusivity as set forth in (i) above or termination as set forth in (ii) above shall have no effect upon the amounts due and payable to Licensor for periods prior to or after such declaration or prior to termination.

     d.   License Year and License Quarter:
          --------------------------------

          (i) For all purposes under this agreement a "License Year" shall be twelve (12) consecutive calendar months commencing on the Commencement Date and ending twelve (12) months thereafter and each twelve (12) month period thereafter, and if the termination of this License is effective other than at the end of such twelve (12) month period, then the final less than twelve (12) month period ending on the effective date of termination shall be deemed to be a License Year.

          (ii) For all purposes under this agreement, a "License Quarter" shall be the first (lst) and each succeeding three (3) month period of each License Year; and if the termination of this License is effective other than at the end of a License Year, then the final less than three (3) month period ending on the effective date of termination shall be deemed to be a License Quarter.

     e. Territory: The License shall extend only to the Territory and the use by Licensee of the Trademarks shall be confined to the Territory.

2.   COVENANTS OF LICENSEE.
     ---------------------

     a.   Use:
          ---

          (i) Subject to Licensor's prior approval as hereinafter required, Licensee shall commence the manufacture, sale and distribution of each and every one of the Products as soon as practicable after the Commencement Date. If Licensee has not commenced the manufacture, sale and distribution of an approved line of Products by June 30, 1990, Licensor may elect to treat such an occurrence as an incurable default by Licensee under this agreement.

          (ii) Licensee shall not cause or authorize any use of the Trademarks in any area of the world outside the Territory and shall not knowingly manufacture, sell or otherwise deal with or distribute any of the Products or any other goods, articles or services bearing any words or symbols associated with or confusingly similar to the Trademarks or associated with Licensor on behalf of, or to, any person, firm or corporation, that Licensee believes or has reason to believe intend, or are likely, to deal with the same in any area of the world outside the Territory. Licensee shall, upon notice from Licensor, immediately and permanently cease delivering Products to any person, firm or corporation named in such notice as one that directly or indirectly deals with the Products outside the Territory.

          (iii) Nothing contained in this Paragraph 2.a. or this agreement shall prevent Licensor from (a) using or granting others the right or license to use the Trademarks on or in connection with the Products in any area of the world other than the Territory or on or in connection with goods (other than the Products) of all other types and descriptions in any area of the world, including the Territory or (b) producing or having produced limited quantities of the Products to be used by Licensor or its affiliates in the Territory specifically for promotional and advertising purposes and not for sale.

          (iv) Licensee warrants and represents that it has, and will continue to have throughout the entire term of this agreement, the legal right to enter into this agreement and to assume the obligations hereunder and that there are no, and Licensee shall not enter into during the term hereof, contracts, agreements or understandings with anyone which would in any way restrict or prevent Licensee from its performances and obligations under this agreement. Licensee shall be responsible for obtaining, at its own expense, any and all licenses, permits, approvals (including governmental or other agency licenses, permits and approvals) necessary for Licensee to design, manufacture, advertise, distribute and sell the Products, or to pay royalties or taxes or to fulfill any other obligation or exercise any right of Licensee under this License. In the event Licensee is unable, for any reason, to obtain all of the necessary permits, licenses or approvals prior to the Commencement Date, Licensor shall have the right to terminate this agreement upon notice to Licensee without any period of grace and without any obligation to Licensee whatsoever.

     b. Best Efforts: Licensee shall, throughout the term of the License and as permitted by this agreement, constantly use its best efforts in the advertising, promoting, selling and distributing and any other dealing with or disposal of the Products to protect the good name and goodwill associated with the Trademarks and Licensor and to obtain the greatest number of sales of the Products, such sales to be reported in measurements of both units and local currency, throughout the entire Territory and the entire term of this agreement and any extensions thereof. Except as provided in Paragraphs 2.a.(iii) and 2.q. hereof, Licensee shall be responsible for and shall assume and pay for all costs and expenses related to the design, manufacture, sale, promotion, advertising and distribution of the Products.

     c.   Royalties:

          (i) Guaranteed Royalties: Licensee shall pay to Licensor or its nominee guaranteed minimum royalties (hereinafter called "Guaranteed Royalty" or "Guaranteed Royalties") in the amount specified in Paragraph
     S.9. of the Schedule; which shall be payable in four (4) equal installments with each such installment due on or before the first (lst) day of each License Quarter (i.e., October 1, January 1, April 1 and July 1) of each such License Year.

          (ii) Earned Royalties: In addition to Guaranteed Royalties, Licensee shall pay to Licensor or its nominee percentage royalties (hereinafter called "Earned Royalties") for each License Year in the amount equal to the amount by which in each License Year the amount specified in Paragraph
     S.10. of the Schedule exceeds the Guaranteed Royalty for such License Year. Earned Royalties shall be payable in accordance with the terms and conditions of Paragraph 2.d. and 2.e. below.

          (iii) Interest: All sums including but not limited to the Guaranteed and Earned Royalties, that shall not be paid on the due date shall bear interest at an amount equal to the highest percentage allowed by law over the prime rate of interest as established by The First National Bank of Chicago in Chicago, Illinois applicable to ninety (90) day commercial loans effective on the date that such sum should have been paid from such due date until the date on which such sum is paid in full.

     d.   Statements:

          (i) Within forty-five (45) days after each License Quarter, Licensee shall furnish to Licensor or its nominee a complete and accurate statement certified to be true by the Chief Financial Officer or Company Secretary of Licensee showing for the preceding License Quarter and the License Year through such period the units, description and computations in local currency of "net sales," as hereinafter defined, of all the Products distributed, sold or otherwise disposed of by Licensee in each country in the Territory during the preceding License Quarter, the computation of Earned Royalties as set forth in Paragraph 2.c.(ii) hereof and the amount of Earned Royalties due and payable thereon. When during any License Year such statement shows that the amount of the Guaranteed Royalty for such License Year has been exceeded, Licensee shall commence payment of Earned Royalties for such License Year by remittance, accompanying such statement, of Earned Royalties payable through the period covered by such statement. Any overpayments or underpayments of Earned Royalties caused by errors in prior quarterly statements revealed by the statement for the last License Quarter of any License Year shall be immediately adjusted by the parties. Such statement shall also reflect the advertising expenditures made by Licensee through such period pursuant to Paragraph 2.q. hereof (which will include the details of all such advertising expenditures, supported by copies of vouchers and copies of any print advertising).

          (ii) As used in this agreement, the term "net sales" means the invoice price charged by Licensee for the Products less (x) refunds, credits and allowances actually made or allowed to customers for returned Products, (y) customary trade discounts (including anticipations) afforded to and actually taken by customers against payment for the Products and (z) value added tax (only where applicable) assessed on sales. If Licensee sells Products to a marketing organization or any individual or company in whole or in part controlled by Licensee, the invoice price used to determine net sales hereunder shall be the invoice price at which the Products are resold by such entity to an unrelated customer in an arm's length transaction.

          (iii) In the event the percentage of returns of Products in any License Year exceeds thirty percent (30%) of net sales for such License Year, then Licensor may elect to treat such an occurrence as an incurable default by Licensee under this agreement and Paragraph 7. hereof shall apply.

     e.   Payments.

          (i) All payments Licensee is required to make by the terms of this Agreement shall be made in United States Dollars through a bank specified by Licensor. No deduction shall be made for income or other taxes without Licensor's written permission, unless Licensee is compelled to do so by law; in which case Licensee shall provide Licensor with evidence that such tax has been paid in the proper amount. Licensee shall give due notice to Licensor of any such proposed deductions. In the event payments in the manner provided in this Paragraph 2.e. shall become impossible or illegal by reason of the action of governmental authority, then, at Licensor's option, this Agreement may be terminated; and whether or not Licensor exercises such option, while such restrictions remain in effect, all payments due Licensor shall be made to an account in the Territory, or elsewhere where permitted by law, to be designated by Licensor.

          (ii) In determining the proper rate of exchange to be applied to the payments due hereunder, it is agreed that:

               (a) Licensee shall calculate Earned Royalties on a calendar month basis in local currency (with each such month considered to be a separate accounting period for the purpose of computing Earned Royalties).

               (b) Licensee shall compute a conversion of each such monthly total into United States currency utilizing the rate of exchange in effect on the last day of each relevant calendar month as determined by the Bankers Trust Co. of New York City, New York (U.S.A.).

               (c) The converted amounts (in U.S. currency) shall be added together on a cumulative basis and when during any License Year such computation shows that the amount of the Guaranteed Royalty for such License Year has been exceeded, Licensee shall commence payment of Earned Royalties for such License Year by remittance of such excess in U.S. currency to Licensor; which remittance will accompany the statement required by Paragraph 2.d. hereof. If there is no excess, no Earned Royalties will be payable for such License Year by Licensee (but in no event shall Licensor be responsible for returning to Licensee any portion of the Guaranteed Royalties paid or payable).

     f. Records and Audit: Licensee shall keep accurate books of account and records (including but not limited to utilization of consecutively numbered invoices) covering all transactions relating to this agreement or arising out of the License (which records shall be maintained separately from Licensee's books and records relating to other items manufactured or sold by Licensee) and shall permit Licensor or any of its nominees, employees or agents to have full access to and to inspect the same at all reasonable hours of the day to enable Licensor and its nominees, employees or agents to conduct an examination of and to copy, at Licensor's expense, all such books and records. Licensee shall maintain in good order and condition all such books and records for a period of two (2) years after the expiration or termination of the License or, in the event of a dispute between the parties hereto, until that dispute is resolved, whichever date is later, and such books and records shall be kept at the address stated in Paragraph S.12 of the Schedule; except as such address may be changed from time to time in accordance with Paragraph 9. hereof. Receipt or acceptance by Licensor of any statement furnished pursuant hereto or any sums paid by Licensee hereunder shall not preclude Licensor from questioning the correctness thereof at any time, and if any inconsistencies or mistakes are discovered in such statement or payment, they shall be immediately rectified and prompt adjustment and corresponding payments shall be made to compensate therefor.

     g. Expenses of Conductinq Examinations: If an examination referred to in Paragraph 2.f. above discloses an overpayment or underpayment of Earned Royalties, the appropriate amount shall be immediately paid or refunded to the party entitled thereto. If such examination reveals that for the period covered by such examination there is an error of five percent (5%) or more in the Earned Royalty previously reported as being due from Licensee, all expenses involved in the conducting of such examination shall be borne by Licensee. If such error is less than five percent (5%), such expenses shall be borne by Licensor. In the event an examination discloses an underpayment in excess of nine percent (9%) for any License Year, then Licensor may elect to treat such an occurrence as an incurable default by Licensee under this agreement.

     h. Product Quality: Licensee hereby warrants and agrees that, the Products manufactured, advertised, promoted, sold, distributed or otherwise disposed of under this agreement shall bear faithfully produced Trademarks and shall meet the high standards of quality, workmanship, material, design, size, color and style established by Licensor in accordance with the terms and conditions of Paragraphs 2.h., 2.i., 2.j. and 2.k. hereof; and Licensee will not knowingly cause or authorize any Product not conforming to the conditions of this Paragraph 2. to be available for sale within the Territory as doing so may adversely affect Licensor's goodwill in the Trademarks. All Products made available for sale in the Territory shall conform to and comply with, in all respects, all governmental and jurisdictional laws, rules and regulations governing the design, quality or safety of such Products. Licensee shall not cause or authorize: the use of any substandard or offensive materials in or used in connection with the Products; in its actions under or related to this License, any violation of any governmental or jurisdictional law, rule or regulation, including but not limited to regulations imposing advertising standards or requiring trade or content description of Products; the use of the Trademarks or any other word, device or symbol associated in any way with Licensor, its subsidiaries and affiliates in connection with any product or activity that is not the subject of this License.

     i.   Submission of Samples of Products, Wrappinq Materials and Related
Materials: Licensee acknowledges that all Products and other items bearing the Trademarks must be approved in advance by Licensor. Licensee shall, at its own expense submit to Licensor or its nominee at least two (2) signed and dated samples, prototypes or equivalents acceptable to Licensor of each of the cartons, containers, labels, wrappers, packages or other inner or outer packaging materials, fixtures, displays, artwork, printing, advertising, sales, marketing and promotional materials and other items bearing the Trademarks and intended for use in connection with the Products (hereinafter called "Wrapping Materials and Related Materials") and of each of the Products that Licensee intends to manufacture, advertise, promote, sell, distribute or otherwise dispose of in the Territory from time to time. Licensee agrees not to commence or permit such manufacture, advertisement, promotion, sale, distribution of or dealing in Products, Wrapping Materials or Related Materials until Licensee has received: (i) the written approval of Licensor, or its nominee, for such Product and such Wrapping Material and Related Material and (ii) a sample, prototype or equivalent acceptable to Licensor that has been signed and dated by Licensor as a record of its approval of the same. If any sales by Licensee of Products, Wrapping Materials or Related Materials do not conform in Licensor's sole opinion to the previously approved samples, then Licensor shall have the right to notify Licensee, in writing, specifying in what respect Licensor disapproves; in such event, Licensee shall, immediately upon receipt of notification of disapproval, suspend all advertising, manufacture, sale and distribution of the disapproved Product, Wrapping Materials or Related Materials until Licensee has made all necessary changes and corrections to the satisfaction of Licensor and obtained Licensor's written reapproval of such Product, Wrapping Materials or Related Materials. Sales by Licensee of Products, Wrapping Materials or Related Materials that do not conform to the previously approved samples shall constitute a material default under the terms of this License. Licensor shall use its best efforts to signify its approval or reapproval (which shall not be unreasonably withheld) or disapproval within fourteen (14) business days of receipt by Licensor of any Product, Wrapping Material or Related Material. In the event Licensee shall not have been advised of the approval or disapproval by the beginning of the second (2nd) full business day preceding such deadline, Licensee shall notify such person or persons as Licensor may designate from time to time, by telegram, telex, cable or facsimile, and in the event Licensor's designees shall not have notified Licensee of Licensor's disapproval within two
(2) business days after receipt of such telegram, telex, cable or facsimile, Licensor's approval of such Product, Wrapping Material or Related Material shall be conclusively presumed.

     j.   Preservation of Trademarks and Copyriqhts: Licensee shall:

          (i) affix to any Product, Wrapping Material or Related Material such trademark and copyright notices and notices of the sponsorship of Licensor as Licensor may request from time to time or as required by law during the term of the License;

          (ii) manufacture, sell, distribute or otherwise deal with Wrapping Materials or Related Materials solely in connection with the Products;

          (iii) not cause or grant permission to any third parties to acquire any copyright or other proprietary right in connection with any such word, device, design or symbol used by Licensee in connection with any of the Products, Wrapping Materials or Related Materials.

     k.   Submission of Manufactured Samples, Wrapping Materials and Related
          ------------------------------------------------------------------
          Materials and Permission to Inspect:
          -----------------------------------

          (i) Licensee shall, within seven (7) days of a specific demand from Licensor, dispatch to Licensor at Licensee's expense, samples of any of the Products, Wrapping Materials and Related Materials that Licensee is using, manufacturing, selling or distributing or otherwise disposing of under the terms of this agreement for inspection. Also, to ensure that all of the Products, Wrapping Materials and Related Materials dealt with by Licensee are constantly maintained in conformance with the previously approved samples, Licensee shall take such action as may be required to ensure that Licensor and its designated agents and representatives shall have the right to enter upon and inspect, at all reasonable hours in the day, any office, factory, warehouse or other facility where any of the Products or Wrapping Materials and Related Materials are designed, manufactured, stored or otherwise dealt with; and Licensor shall have the right to take, without payment, such samples of any of the Products, Wrapping Materials and Related Materials at any such place as Licensor reasonably requires for the purposes of such inspection. If any such dispatched or taken Products, Wrapping Materials and Related Materials fail to conform to the previously approved samples, then Licensor shall have the right to notify Licensee in writing, specifying in what respect Licensor disapproves; in such event, Licensee shall, immediately upon receipt of notification of disapproval, suspend all manufacture, sale and distribution and wherever possible call back from Licensee's customers all of the disapproved Product, Wrapping Material or Related Material until it has made all necessary changes and corrections to the satisfaction of Licensor and obtained Licensor's written reapproval of such Product, Wrapping Material or Related Material. Products, Wrapping Materials or Related Materials that do not conform to the approved samples, including seconds, shall not be sold, distributed or otherwise released by Licensee unless all references to all Trademarks shall have first been completely obliterated or removed or otherwise made totally unidentifiable.

          (ii) Licensee may, however, dispose of Products as "off-quality" merchandise. Whenever such off-quality merchandise is sold as aforesaid, no use of or reference to the Trademarks shall be made. Licensee shall notify its customers to assure compliance by them with the requirements of this Paragraph 2.k.(ii). Licensee shall be deemed to have met this obligation by its removal of all labels, tags and marks which would identify the goods as Products and by placing the following legend on all purchasers' invoices for such goods:

        "Purchaser agrees that it will not use the Trademarks (here described, e.g., PLAYBOY, PLAYMATE and RABBIT HEAD DESIGN) or any other phrase or statement using the Trademarks (here described, e.g., PLAYBOY, PLAYMATE and RABBIT HEAD DESIGN) on any advertising, publicity, labeling, wrapping or packaging with respect to the merchandise listed hereon."

        (iii) In the event the percentage of off-quality Products in any License Year exceeds thirty percent (30%) of net sales for such License Year, then Licensor may elect to treat such an occurrence as an incurable default by Licensee under this agreement and Paragraph 7. hereof shall apply.

     1. List of Sources and Customers: Licensee, on demand from Licensor, shall provide Licensor with a list of the names and addresses of all manufacturing sources, subcontractors, suppliers, dealers, wholesalers, retailers and customers who have been engaged in the manufacture, sale, distribution or other dealings with the Products, Wrapping Materials and Related Materials during the term of the License (such list shall include customers to whom Products, Wrapping Materials or Related Materials have been delivered after the expiration or termination of this License); and such list shall, if so requested by Licensor, contain the full specification of any designs, utility models, patents or trademarks that may be involved, directly or indirectly, in the manufacture, production or distribution of any of the Products, Wrapping Materials or Related Materials; and Licensee shall obtain the consent of any relevant third parties for such disclosure. Such list will be kept confidential and will not be used by Licensor other than as provided in this Paragraph 2.1. All copies of such list in Licensor's possession will be returned to Licensee or destroyed by Licensor upon the termination or expiration of this agreement (in which case Licensor shall provide Licensee with an appropriate certificate of destruction). Licensor will not be obligated to maintain the confidentiality of any information that: (i) is or becomes generally available to the public other than as a result of a disclosure by Licensor; (ii) becomes available to Licensor on a nonconfidential basis from a source other than Licensee; or (iii) is disclosed as a result of an order of court.

     m. Inventory: It is the intent of this agreement that, insofar as practical, Licensee shall at all times be able to fulfill all orders for Products promptly and yet not have an excessive inventory on hand at the time of the termination or expiration of the License. Within forty-five

(45) days after each License Year, Licensee will furnish Licensor with a statement signed by the Chief Financial Officer or Company Secretary of Licensee, setting forth in detail the quantities of finished goods and work in progress inventories of the Products.

     n.   Trademarks and Non-Competitive Brands:
          -------------------------------------

          (i) Licensee shall not during or after the term of this agreement use or cause or authorize to be used any words, device, design or symbol confusingly similar to the Trademarks. Any permutations of the Trademarks and any secondary marks adopted and used by Licensee on or in connection with the Products and any words, device, design or symbol or any new packaging or tradedress developed or created by Licensee for use on or in connection with the Products shall be and become the property of Licensor and shall be included as Trademarks subject to this agreement. Licensee shall make no use of same except in regard to the Products and will assign to Licensor the beneficial ownership of all rights that Licensee has acquired or may acquire in such permutations, secondary marks, developments and creations.

          (ii) Licensee shall not during the term of this agreement manufacture, distribute, advertise, promote, sell or deal with in any way in the Territory, any product, design, symbol, tradedress, packaging, wrapping materials or services using any brand or trademark that is in any manner competitive with or confusingly similar to those borne by, or authorized in connection with, the Products or associated in any way with the Products or Licensor or Licensor's subsidiaries or affiliates, unless approved in writing by Licensor.

     o. Indemnification by Licensee: Licensee shall indemnify, defend and hold Licensor, its subsidiaries and affiliates, their respective shareholders, licensees, franchisees, and the agents, officers, directors and employees of all the foregoing harmless from any costs, claims, suits, losses, damages and expenses (including attorneys' fees) whatsoever arising out of or in connection with the design, manufacture, advertisement, distribution or sale or any other dealing with the Products, Wrapping Materials and Related Materials.

p. Title and Protection:
   --------------------

     (i) Licensee hereby acknowledges the great value of the goodwill associated with the Trademarks and the worldwide recognition of the same and that the proprietary rights therein, and goodwill attached thereto, are solely owned and belong to Licensor and that the Trademarks and other words, devices, designs and symbols have a secondary meaning that is firmly associated in the mind of the general public with Licensor, its subsidiaries and affiliates and their respective publications, published material and other activities; and any additional goodwill attached to the Trademarks, created through the use of such Marks by Licensee shall inure to the benefit of Licensor alone. During and after the term of the License, Licensee shall not:

          (a) directly or indirectly seek for itself, or assist any third party to use or acquire, any rights, proprietary or otherwise, in any patent, trademark, copyright or such other intellectual or intangible property so associated or connected, without the prior written authority of Licensor;

          (b) in any way seek to avoid its obligations under this agreement because of the assertion or allegation by any person(s) that the Trademarks or any of them are invalid or by reason of any contest concerning the rights of Licensor;

          (c) file or prosecute trademark applications regarding Licensee's use of the Trademarks unless asked to do so in writing by Licensor. Licensee will cooperate with Licensor in connection with any such filings.

     (ii) (a) Licensee shall use the Trademarks in each jurisdiction strictly in accordance with the legal requirements in such jurisdiction. Licensee shall cooperate fully with Licensor in preparing and causing to be recorded in every jurisdiction where applicable Registered User agreements and all other documents which may be necessary or desirable to evidence, protect and implement the rights of Licensor pursuant to the agreement. Upon expiration or termination of this agreement for any reason whatsoever, Licensee shall execute and file documents, as required by Licensor, terminating any and all Registered User agreements and other documents regarding the Trademarks, or, at Licensor's option, shall, and hereby does, authorize Licensor to terminate all Registered User agreements and other documents regarding the Trademarks on Licensee's behalf.

          (b) In the event any designs developed by Licensor for the Products may be made the subject of patent, trademark or copyright protection, Licensor shall have the right, at its own expense, to file applications therefor, and shall be the exclusive owner of such rights. Licensee shall cooperate with Licensor or its designees in obtaining and perfecting such rights, including providing Licensor or its designees with copies of documents, sketches, renderings or the like normally prepared by Licensee in connection with the manufacture of the Products and executing such documents as may reasonably be required. Nothing herein contained shall be construed as a transfer of, or obligation to transfer, any patent rights for products developed by Licensee.

     q. Advertising Expenditures: In addition to all other amounts or payments, and not to be credited against any Guaranteed or Earned Royalty payment otherwise required under this agreement, Licensee agrees to spend within each License Year for advertising and promotion (specifically trade and/or consumer media such as newspapers, magazines, television and/or radio), not less than three percent (3%) of Licensee's net sales for such License Year. A portion of such advertising sums shall be paid to Licensor as follows:

          (i) Concurrently with the remittance of the statements required under Paragraph 2.d.(i) hereof, Licensee shall remit to Licensor for use in Licensor's advertising and promotion pool an amount equal to one percent (1%) of Licensee's net sales for the time period covered by such statement, which amount shall be credited against Licensee's annual advertising expenditures required herein.

          (ii) If the report included with the statement required under Paragraph 2.d.(i) hereof for the last License Quarter of each License Year shows that the required amount has not been spent, the difference between the amount actually spent and the amount to be spent must be remitted to Licensor for use in Licensor's advertising and promotion pool within thirty
     (30) days after such statement is due.

3. ADDITIONAL COVENANTS OF THE PARTIES.
   -----------------------------------

     a. Reservation of Rights: All rights not expressly and specifically granted herein to Licensee are reserved by Licensor.

     b. Rights of Licensor: Without limiting the generality of Paragraph 3.a. hereof, nothing herein contained shall be construed as prohibiting Licensor, its subsidiaries and affiliates from:

          (i) purchasing any of the Products from Licensee and offering any such Products for sale and selling same to consumers at any nightclub, restaurant, cabaret, resort, hotel or casino operated or franchised by Licensor, its subsidiaries and affiliates or through Licensor's direct mail fulfillment programs. Licensee shall have the option to fill all such orders at such prices as given to other customers ordering the same quantities of similar merchandise. Licensee shall have thirty (30) days from the date it receives such orders within which to notify Licensor of the exercise of Licensee's option. In the event Licensee does not exercise such option or fails to notify Licensor of the exercise of such option within the thirty (30) day time limit, anything in this Paragraph 3.b. or elsewhere in this agreement to the contrary notwithstanding, Licensor, its subsidiaries and affiliates shall be allowed to purchase such Products from other manufacturing sources without liability to Licensee and sell such Products as indicated in this Paragraph 3.b.

          (ii) In the event of any such sale of Products by Licensee to Licensor, Licensee shall ship or deliver such Products either directly to Licensor or, as Licensor may direct, to any other business concern or person. Such sales of Products by Licensee to Licensor shall be, at Licensor's option, at such prices less the applicable Earned Royalty. If Licensor elects to have such sales made less the applicable Earned Royalty, Licensee will not have to pay additional royalties on such sales and will not be required to include such sales in the statements required under Paragraph 2.d.(i) hereof. Licensee may, however, include such sales in the computation of net sales under Paragraph l.c. hereof. Licensee shall bill Licensor in accordance with Licensee's normal billing procedure for any such Products shipped or delivered.

     c. Rights of Licensee: Except as provided in Paragraphs 2.a.(iii) and 3.b.(i) hereof, Licensee enjoys the full exclusive License granted herein and Licensor agrees not to import or authorize any third (3rd) party to import into the Territory the Products from any place outside of the Territory.

4. TITLE AND PROTECTION.
   ---------------------
     a. Indemnification by Licensor: Licensor represents and warrants that: it is the owner of the Trademarks; the Trademarks are valid; and the Trademarks are, to the best of its knowledge, free from any claim by third parties that would interfere with the rights granted to Licensee under this agreement. Licensor shall indemnify, defend and hold Licensee, its agents, officers, directors and employees harmless against any claims or suits, provided prompt notice of which is given Licensor by Licensee, arising solely and directly out of the authorized use of the Trademarks on the Products by Licensee in the Territory, but in no event shall such indemnification include consequential damages. Licensor shall have the option to settle or to undertake and conduct the defense of any such claim or suit; but Licensee shall, upon notice from Licensor and pursuant to Licensor's instructions, handle, undertake and conduct the defense of any such suit at Licensor's expense. If Licensor does not so notify Licensee, Licensee may through counsel of its own choice and at its own expense participate in any such litigation, but in such event Licensor shall have sole and exclusive control over such defense and Licensor's decisions shall govern and control. Licensee expressly covenants that no compromise or settlement of any claim or suit, or any preliminary negotiations with respect to any compromise or settlement, shall be made or entered into without the prior written approval of Licensor.

     b. Enforcement: Licensee shall promptly notify Licensor in writing of any actual, suspected or apparent infringement or imitation of the Trademarks on products similar or identical to the Products that may come to the attention of Licensee. Licensor shall take that action in regard to such infringement or imitation as Licensor, in its sole judgment, deems to be reasonable. Licensor shall, in its sole and absolute discretion, decide whether to undertake or conduct any suit or assert any claim with respect to such infringement or imitation; but Licensee shall, upon notice from Licensor and pursuant to Licensor's instructions, vigorously handle, undertake and conduct any such suit or assert any such claim at Licensor's expense in the name of Licensor, or Licensee or in both names as Licensor may direct. Licensee expressly covenants that no compromise or settlement of any such suit or claim, or any preliminary negotiations with respect to any compromise or settlement, shall be made or entered into without the prior written approval of Licensor. Licensee may share in any damage recovery obtained by Licensor as a result of any such suit or claim only if Licensee notified Licensor upon the initiation of such suit or claim that Licensee desires to participate financially in such suit or claim and only in an amount that shall bear the same ratio to the damage recovery as the amount of Licensee's financial participation bears to the total costs and expenses incurred by Licensor in obtaining such damage recovery. In no event shall Licensor be responsible to Licensee for any consequential damages that may result from such infringement or imitation.

5. RELATIONSHIP BETWEEN THE PARTIES.
   ---------------------------------
  a. No Joint Venture: Nothing herein contained shall be construed to place the parties in the relationship of partners or joint venturers, and Licensee shall have no power to obligate or bind Licensor, its subsidiaries and affiliates in any manner whatsoever.

     b. Assignment:
        -----------
          (i) Licensor, in entering into this agreement, is relying entirely upon the skills, reputation and personnel, including the officers, directors and shareholders, of Licensee. This agreement and all rights and duties hereunder are personal to Licensee and shall not, without the prior consent of Licensor (which may be given or withheld in the sole discretion of Licensor), be sold, transferred, leased, assigned, mortgaged or otherwise encumbered by Licensee or by operation of law. Any attempt to sell, transfer, lease, assign, mortgage or otherwise encumber this agreement, or any of the rights and duties hereunder, or any change in the principal officers, principal directors or shareholders of Licensee or an entity having a financial interest in Licensee (other than non-controlling shareholders of a corporation whose shares are freely traded on a nationally recognized stock exchange), without the prior written consent of Licensor shall constitute a material violation of and an incurable default under this agreement. The consent of Licensor to any one assignment, transfer, sublicense or subcontract shall not be deemed to be consent to any subsequent assignment, transfer, sublicense or subcontract.

          (ii) Licensor may assign this agreement to any of its subsidiaries or affiliates or to any entity that succeeds to the interest of Licensor in the Trademarks without the consent of Licensee and shall have the right to nominate any other person, company or corporation to receive royalty income or to undertake the obligations of Licensor under the terms of this agreement whether or not this agreement is so assigned.

     6. SUBLICENSING. Licensee may not, without the prior written approval of Licensor, whose approval may be withheld without providing any reasons and whose discretion shall be final and absolute, enter into sublicense or subcontract agreements, with respect to the manufacture, sale and distribution of the Products in the Territory.

     7. DEFAULTS AND RIGHTS OF TERMINATION.

          a. Defaults and Riqht to Cure: If Licensee violates any of its obligations or warranties under the terms of this agreement and fails to remedy such violations within fifteen (15) days after receipt of notice from Licensor of such violations, Licensor shall have the right and option, but not the duty, to terminate this License upon ten (10) days' prior written notice to Licensee. The termination of this License shall be without prejudice to any rights that Licensor may otherwise have against Licensee under this agreement or under law.

          b. Bankruptcy or Assiqnment for Creditors, Business Discontinuance: If Licensee files a petition in bankruptcy or is adjudicated a bankrupt, or if a petition in bankruptcy is filed against Licensee, or if Licensee shall become insolvent or shall make or agree to make an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law, or if Licensee discontinues business, or if a receiver shall be appointed for Licensee, the License shall automatically terminate forthwith without the necessity of any notice whatsoever. If the License is so terminated, Licensee or its receivers, representatives, trustees, agents, administrators, successors or assigns shall have no right to sell, exploit or in any way deal with any Products, Wrapping Materials or Related Materials, except with and under the special written consent and instructions of Licensor that they shall be obligated to follow.

          c. Loss of Trademark Riqhts: If Licensee's right to use the Trademarks is adjudged illegal or invalid, and such adjudication has become final and non-appealable, or if a settlement agreement is entered into that prohibits Licensee's right to use the Trademarks, this License shall automatically terminate as of the date of such final and non-appealable adjudication or the entry of such settlement agreement without the necessity of any notice whatsoever. Licensee shall have no claim of any nature against Licensor for the loss of the right to use the Trademarks.

  d. Impossible Performance: Licensee and Licensor shall be released from their respective obligations under this agreement and the License shall terminate, if governmental regulations or other causes arising out of a state of national emergency or war, or any other similar cause beyond the control of the parties hereto, shall render performance impossible. Either party shall so inform the other in writing of any such cause and of its desire to be released, and immediately thereafter the License shall terminate and all royalties on sales of the Products theretofore made shall become immediately due and payable.

8. TERMINATION OR EXPIRATION.
   -------------------------

  a. Effect of Termination or Expiration: Upon and after the expiration or termination of the License, all rights granted to Licensee under this agreement shall forthwith revert to Licensor. Licensee will refrain from any further use of the Trademarks or any further reference to anything, including but not limited to words, devices, designs and symbols, similar to the Trademarks or in any way associated with Licensor, its subsidiaries and affiliates, in connection with the conduct of Licensee's business, except with the written consent of Licensor and except as expressly provided in this Paragraph 8.

  b. Reserved Riqhts: The expiration or termination of this License under any of the terms of this License shall not relieve Licensor or Licensee, respectively, of any obligations incurred prior or subsequent to such expiration or termination; nor shall expiration or termination impair or prejudice any of the rights of Licensor or Licensee, respectively, accruing prior or subsequent thereto. Except as provided in Paragraph 8.g. hereof, upon termination, the Guaranteed Royalty for the then current License Year shall be prorated based on the ratio that the number of days in such License Year prior to termination bears to three hundred sixty-five (365). Earned Royalties due for such License Year shall be the excess of Earned Royalty over such prorated Guaranteed Royalty. Any overpayment or underpayment of Guaranteed or Earned Royalties shall be adjusted by the parties in accordance with Paragraph 2.d.(i) hereof.

  c. Inventory: Within ninety (90) days prior to the expiration of the License, or in the event of its termination, within ten (10) days after (i) receipt of notice of termination or (ii) the happening of any event that terminates the License where no such notice is required, Licensee shall furnish to Licensor a complete and accurate statement showing the number and description of Products in process and on hand. Licensor or its authorized agents shall have the right to conduct a physical inspection and take inventory to ascertain or verify such inventory and statement, and any refusal by Licensee to submit to such physical inventory by Licensor or its authorized agents shall forfeit Licensee's right to complete any work in process and to dispose of all such inventory; Licensor retaining all other legal and equitable rights it may have in the circumstances, which rights are hereby reserved.

  d. Continued Sales After Termination or Expiration: Upon the expiration of the term of this License or if this License is terminated pursuant to any paragraph of this agreement except paragraphs 2.i., 2.k.(iii) and 7.b. hereof, and except as provided in Paragraph 8.c. above or expires, Licensee may for a period of ninety (90) days after expiration of the term of this License or notice of termination dispose of, through Licensee's existing, recognized network of distributors, Products, the samples for which have previously been approved as provided under this agreement and that are in process or on hand at the date of expiration of the term of this License or the time such notice of termination is received; but in such event Licensee shall pay royalties and furnish statements with respect to said period in accordance with the terms of this agreement as though the License were still in effect; except that if this License is terminated for failure of Licensee to pay those royalties required under the terms of this agreement, Licensor shall be entitled to receive and Licensee shall pay to Licensor, in addition to Earned Royalties payable on such sale, all amounts received by Licensee for the sale of such Products until all past due amounts, including interest thereon, have been paid.

  e. Equitable Relief: Subject to Paragraph 8.d. above, Licensee hereby acknowledges that its failure to cease the manufacture, sale or distribution of the Products, Wrapping Materials and Related Materials upon the termination or expiration of this agreement, will result in damage to Licensor and to the rights of any subsequent licensee for which there is no adequate remedy at law. Accordingly, in the event of such failure, Licensor shall be entitled to equitable relief by way of temporary and permanent injunction and such other relief as any court of competent jurisdiction may deem just and proper. In this regard Licensee hereby consents to the judgment of temporary and permanent injunction in favor of Licensor in order to give effect to this Paragraph 8.e.

  f. Continuity of Sales: In order to enable Licensor to maintain continuity of sales of the Products upon expiration or termination of this agreement, Licensor shall have the right, notwithstanding anything to the contrary contained in Paragraph l.a. hereof, to authorize another person or firm to manufacture, to show, and to solicit and receive orders for, the Products for a time three (3) months preceding the expiration of this agreement, or from the time that notice is given of termination of this agreement, whichever is sooner. Such person or firm shall not, however, be authorized to ship to its customers any of the Products so manufactured and shown until after this agreement has expired or has been terminated.

       g. Guaranteed Royalties: Anything in this agreement to the contrary notwithstanding, if Licensor terminates this agreement as a result of default by Licensee, Licensee shall immediately pay to Licensor as liquidated damages all outstanding Guaranteed Royalties required to be paid during the "Full Term" (as hereinafter defined) of this agreement in addition to any Earned Royalties that may be due through the effective date of termination. As used in this Paragraph 8.g., "Full Term" shall mean each and every License Year of the initial term and any renewal term that may be in effect at the time of such termination as if this agreement had not been terminated as contemplated under this Paragraph 8.g.

  9. NOTICES. All notices, requests, consents, demands and other communications required or permitted by the terms of this agreement shall be in writing and shall be sent to Licensee at the address specified in Paragraph S.2. of the Schedule and to Licensor at the address specified in Paragraph S.1. of the Schedule marked, Attention: General Counsel. All reports required or permitted by the terms of this agreement shall be sent marked, Attention: Licensing Operations Director. All material requiring approval shall be sent to Licensor at 919 North Michigan Avenue, Chicago, Illinois 60611 marked, Attention: Vice President, International Licensing or to such different or additional parties and addresses as A. William Stokkan or Licensor may hereafter designate from time to time. All notices and other material shall be sent postage prepaid, certified or registered mail, return receipt requested or by telex or facsimile, provided answer-back confirmation is requested and received. Notices and other material shall be deemed conclusively to have been served when actually received or refused by the addressee or upon notification of non-deliverability by the postal authorities, or upon receipt of answer-back confirmation in the case of telex or facsimile as the case may be. Notice of any change of address or addressee shall be made in accordance with the terms of this Paragraph 9.

  10. INVALIDITY. If any provision or any application of any provision hereof is adjudged illegal, unenforceable or invalid and such adjudication has become final and non-appealable, such provision or application shall be deemed deleted without affecting the remainder of this agreement unless such deletion shall have a material adverse effect upon the rights or obligations of either party hereto and notice of such effect is given as provided in the following sentence. Either party may notify the other within forty-five (45) days after such adjudication has become final and non-appealable that in its opinion such deletion would have a material adverse effect upon the notifying party and that the License is terminated by reason thereof; but the existence of such effect and the termination of the License shall be subject to contest by the party receiving such notice if it notifies the other party, within forty-five (45) days after service of the notice of termination upon it, of its desire so to contest the matter and thereafter proceeds promptly with a proceeding so to contest the matter. During such time as the matter is being contested, this agreement shall remain in full force and effect.

  11. CONSENTS AND APPROVALS. In this agreement where the consent or approval of Licensor is required to any action of Licensee, such consent or approval shall only be effective if granted in writing by Licensor. If Licensor fails or declines to grant such consent or approval to Licensee, Licensor shall not be liable to give any reason therefore nor for any events or circumstances that arise as a result of such failure.

  12. APPLICABLE LAW. This agreement shall be governed by the laws of the State of Illinois (U.S.A.).

  13. BROKER. Licensee and Licensor acknowledge that P&B Company, Inc. acted as broker for this agreement. Licensee is under no obligation to pay any brokerage fees or commissions in connection with this agreement.

  14. TITLES. The titles to the sections, subsections or other headings in this agreement are for reference purposes only and shall not define, limit or affect the meaning or interpretation of this agreement.

  15. ENTIRE AGREEMENT. This agreement represents the entire understanding of the parties. None of the terms of this agreement can be waived or modified except by an express agreement in writing signed by the parties. There are no representations, promises, warranties, covenants or undertakings other than those contained in this agreement. The failure of either party hereto to enforce, or the delay by either party in enforcing, any of its rights under this agreement shall not be deemed as constituting a waiver or a modification thereof and either party may, within the time provided by applicable law, commence appropriate proceedings to enforce any or all of such rights. No person, firm, group or corporation other than Licensee, Licensor, its subsidiaries and affiliates shall be deemed to have acquired any rights by reason of anything contained in this agreement.

  IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the day and year first above written.


                                       PLAYBOY ENTERPRISES, INC.
                                         (LICENSOR)


                                       By  /s/ W. Stokkan
                                         _______________________________________


                                       CHAIFA INVESTMENT, LIMITED
                                         (LICENSEE)

                                       By  /s/ W. Stokkan
                                         _______________________________________


                                       For and on behalf of


                                       CHAIFA INVESTMENT LIMITED

                                       /s/  John Chan Chun Tung
                                       .........................................
                                                  Authorized Signature

                                   ADDENDUM
                        ATTACHED TO AND MADE A PART OF
                         THE PRODUCT LICENSE AGREEMENT
                                    BETWEEN
                           PLAYBOY ENTERPRISES, INC.
                                      AND
                           CHAIFA INVESTMENT LIMITED
                                  DATED AS OF
                              SEPTEMBER 26, 1989

1. b. (ii) If, but only if, Licensee's "net sales" (as hereinafter defined) in the License Year that ends September 30, 1994 equals or exceeds Hong Kong Fifty Million (HK$50,000,000.00), Licensee shall have the option of renewing this agreement on the same terms and conditions, except as hereinbelow provided, for an additional five (5) License Years (from October 1, 1994 through September 30, 1999). Licensee must exercise its option, if applicable, in writing, not less than ninety (90) days prior to September 30, 1994. In the event Licensee exercises its option, the "Guaranteed Royalties" (as hereinafter defined) for each License Year of such additional term shall be One Hundred Thousand Dollars ($100,000.00 U.S.) and the Minimum Net Sales of each License Year of such additional term shall be Hong Kong Fifty Million (HK$50,000,000.00). If Licensee fails to exercise its option or exercises its option, but fails to meet the minimum net sales requirements, the exercise of such option shall be null and void and of no force and effect.